UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 29, 2021 (October 25, 2021)

PGT Innovations, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-37971	20-0634715
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1070 Technology Drive, North Venice, FL		34275
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (941) 480-1600

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, Par Value $0.01 Per Share	PGTI	New York Stock Exchange, Inc.

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

ITEM 1.01.  Entry into a Material Definitive Agreement.

On October 25, 2021, PGT Innovations, Inc. (the “Company”) entered into a Fourth Amendment (the “Fourth Amendment”) to the Credit Agreement (the “Credit Agreement”) dated as of February 16, 2016, by and among the Company, the other credit party thereto, the lending institutions party thereto and Truist Bank (as successor by merger to SunTrust Bank), as Incremental Term A Lender, Administrative Agent, Collateral Agent, an LC Issuer and Swing Line Lender.

The Fourth Amendment provides for, among other things, a new Term A loan maturing on October 31, 2024, in the aggregate principal amount of $60,000,000 (the “New Term A Loan”), which has no regularly scheduled amortization. The Company used the proceeds of the New Term A Loan (and cash on hand) to (i) finance the acquisition described in Item 2.01 and (ii) pay fees and expenses incurred in connection with the foregoing transactions. The Company’s obligations under the Credit Agreement continue to be secured by substantially all of its and its direct and indirect subsidiaries’ assets.

Interest on the New Term A Loan is payable either quarterly or at the expiration of any LIBOR interest period applicable thereto. The New Term A Loan accrues interest at a rate equal to, at our option, a base rate (with a floor of 100 basis points) or LIBOR (with a floor of 0 basis points) plus an applicable margin equal to 1.00% for base rate loans and 2.00% for LIBOR loans.

The foregoing description of the Fourth Amendment is qualified in its entirety by reference to the Fourth Amendment, which is filed herewith as Exhibit 10.1 and is incorporated herein by reference.

ITEM 2.01.  Completion of Acquisition or Disposition of Assets.

On October 25, 2021, Western Window Holding LLC (“Buyer”), a Delaware limited liability company and indirect wholly owned subsidiary of the Company, completed its previously announced acquisition  (the “Acquisition”) of substantially all of the assets, properties and rights owned, used or held for use in the business, as operated by Anlin Industries, a California corporation (“Seller”), of manufacturing vinyl windows and doors for the replacement market and the new construction market, and all activities conducted in connection therewith, other than certain expressly excluded assets, pursuant to that certain Asset Purchase Agreement dated as of September 1, 2021 (the “Purchase Agreement”), by and among the Company, as guarantor, Buyer and Seller.

The aggregate purchase price at closing paid for the Seller’s assets was approximately $113.5 million, subject to certain adjustments as set forth in the Purchase Agreement and earnout payments of up to approximately $12.6 million in aggregate, payable in two installments on or prior to March 31 of 2022 and 2023, respectively, subject to certain adjustments. The purchase price is subject to a post-closing true-up mechanism as set forth in the Purchase Agreement, which is expected to be determined within approximately ninety days from the date of the closing of the Acquisition.

The foregoing description of the Purchase Agreement and the transactions contemplated thereby does not purport to be complete. The foregoing description of the Purchase Agreement is subject to, and qualified in its entirety by reference to, the full text of the Purchase Agreement, which was filed as Exhibit 2.1 to the Current Report on Form 8-K Filed by the Company with the U.S. Securities and Exchange Commission on September 3, 2021 and which is incorporated herein by reference.

ITEM 8.01.  Other Events.

On October 29, 2021, the Company published a press release announcing the completion of the Acquisition. The press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

ITEM 9.01.	Financial Statements and Exhibits

(d)	Exhibits

Exhibit No.	Description
2.1

Asset Purchase Agreement, dated as of September 1, 2021, by and among Anlin Industries, Western Window Holding LLC and PGT Innovations, Inc. (incorporated by reference to Exhibit 2.1 to the Company’s Current Report on Form 8-K filed on September 3, 2021 (File No. 001-37971))

10.1

Fourth Amendment to Credit Agreement, dated as of October 25, 2021, by and among PGT Innovations, Inc., the other Credit Parties party thereto, Truist Bank (as successor by merger to SunTrust Bank), as Incremental Term A Lender, Administrative Agent and Collateral Agent.

99.1	Press release of PGT Innovations, Inc., dated October 29, 2021
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PGT INNOVATIONS, INC.

By:  /s/ Brad West

Name:  Brad West

Title:  Interim Chief Financial Officer and Senior Vice President

of Corporate Development and Treasurer

Dated:  October 29, 2021